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Exhibit 24

POWER OF ATTORNEY

     The undersigned directors of Bausch & Lomb Incorporated (the "Company"), each hereby constitutes and appoints Ronald L. Zarrella and Robert B. Stiles, or either of them, his or her respective true and lawful attorneys and agents, each with full power and authority to act as such without the other, to sign for and on behalf of the undersigned the Company's S-3 Registration Statement relating to $500,000,000 of securities of the Company consisting of one or more of the following securities or any combination thereof: debt securities, Class A preferred stock, common stock or warrants to purchase any of the foregoing, to be filed with the Securities and Exchange Commission on or about June 11, 2002, pursuant to the Securities Exchange Act of 1933 and the related rules and regulations thereunder, and any amendment or amendments thereto, as well as any registration statement or amendment thereto relating to additional securities in the same offering to be effective upon filing under Rule 462(b) under the Securities Act of 1933, as amended, the undersigned hereby ratifying and confirming all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this instrument has been executed by the undersigned in counterparts on the dates set forth below:
/s/ Franklin E. Agnew June 7, 2002	/s/ Linda Johnson Rice June 9, 2002
/s/ Domenico De Sole June 11, 2002	/s/ William H. Waltrip June 7, 2002
/s/ Jonathan S. Linen June 11, 2002	/s/ Kenneth L. Wolfe June 7, 2002
/s/ Ruth R. McMullin June 7, 2002	/s/ Ronald L. Zarrella June 7, 2002
/s/ John R. Purcell June 7, 2002